Exhibit 10.4
Avery Dennison Corporation
Non-Employee Director Compensation Summary(1)

Board members
Annual retainer for non-executive Chairman	$220,000
Annual retainer for other Directors	$55,000
Meeting fees	$1,500
Annual stock payment (shares of the Company’s stock)	500
Committee Chairman retainer
Audit Committee	$10,000
Compensation and Executive Personnel Committee	$10,000
Other Committees	$5,000
Committee meeting fees
Chairman	$2,000
Members	$1,500

(1)	Effective December 1, 2005